Exhibit 99.1

Contact:	Investor Relations
Colin T. Severn
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES ANNOUNCES EXTENSION

BY WILLIAM LYON HOMES, INC. OF ITS MODIFIED DUTCH

AUCTION TENDER OFFER FOR SENIOR NOTES.

NEWPORT BEACH, CA—May 8, 2009—William Lyon Homes (the “Company”) announced today that its wholly-owned subsidiary, William Lyon Homes, Inc. (the “Issuer”), has extended the expiration date for its previously commenced cash tender offer (the “Tender Offer”) to purchase its outstanding 7 5/8% Senior Notes due 2012 (CUSIP No. 552075 AE3), 10 3/4% Senior Notes due 2013 (CUSIP No. 552075 AA1), and 7 1/2% Senior Notes due 2014 (CUSIP No. 552075 AC7) (collectively, the “Senior Notes”).

The Tender Offer is being made pursuant to an Offer to Purchase, dated April 13, 2009. The Tender Offer was previously scheduled to expire at 11:59 P.M., New York City time, on May 8, 2009, and is being extended until 11:59 P.M., New York City time, on May 22, 2009, unless further extended. All other terms and conditions of the Tender Offer remain unchanged. As of the close of business on May 7, 2009, approximately $9.3 Million aggregate principal amount of Senior Notes have been tendered.

Additional Information

The Issuer has retained Moelis & Company LLC to act as dealer manager in connection with the Tender Offer. Questions regarding the Tender Offer should be directed to Moelis & Company LLC: Mr. Robert Crowley at (617) 341-7101 or Mr. Robert Flachs at (310) 443-2326.

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to the Senior Notes, and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase, dated April 13, 2009, and the related Letter of Transmittal, which set forth the complete terms and conditions of the Tender Offer, except for the extension provided in this announcement.

About William Lyon Homes

William Lyon Homes is primarily engaged in the design, construction and sale of new single-family detached and attached homes in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s Web site at www.lyonhomes.com.

William Lyon Homes Safe Harbor Statement

Certain statements contained in this news release that are not historical information constitute “forward-looking statements.” The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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